FOR IMMEDIATE RELEASE

April 15, 2008

The Castle Group, Inc. Announces

 Southeast Asia Goals and Financial Results for 2007

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CEO Announces goal to operate 15 resort properties in Vietnam, Thailand and Southeast Asia by end of 2009.

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Total revenues increase 8% in 2007 to $21.0 million

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Management and Service Revenues increase 21% year over year

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Overall Net Loss of $1.1 million in 2007 from $0.4 million profit in 2006

Honolulu, Hawaii – The Castle Group, Inc. (OTCBB: CAGU) holding company for Castle Resorts & Hotels, today announced its objectives for expansion into Southeast Asia in 2009 and financial results for year-end, December 31, 2007.

During 2007, Castle entered into six new contracts with numerous properties in Hawaii, Guam, and Thailand.  These new contracts nearly double the total number of units under contract as compared to year-end 2006.

Reflecting on the Company’s growth, Chief Operating Officer  of The Castle Group Inc.,  Alan Mattson said, “2007 and on into the first quarter of 2008 has been a very exciting time for us. We have substantially increased the size of our business, furthered our International expansion with two new management contracts in Thailand, and have reestablished the Company’s stock into the publicly trading markets, which is now listed on the Over the Counter Bulletin Board as of December, 2007.

In 2007, the next step in Castle’s global expansion plans unfolded with the procurement of two new contracts in Thailand; the Katamanda Villas resort on the southwest coast of Phuket Island, and the Baan Taling Ngam Resort and Spa on the island of Koh Samui.  The addition of these two properties underscores the Company’s expansion of its high–end luxury vacation offerings.

“While our top-line revenues continue to grow handsomely, our bottom line reflects our commitment and investment into Thailand, and other destinations. Our goal is to operate no less than 15 resort properties in Thailand, Vietnam and Southeast Asia by the end of 2009,” said Rick Wall, Chairman and CEO of The Castle Group.

By midyear, the Company entered into a new sales and marketing agreement with the Ocean Resort Hotel Waikiki and took over full management of the Hotel Santa Fe. On October 1, 2007, Castle began managing all aspects of the 596-room Maile Sky Court mid-range hotel in Waikiki and in December 2007, the Company began handling sales, marketing, and reservations for the 310-room Queen Kapiolani Hotel in Honolulu.

HBII/Quintus Litigation Settled

In its filings with the SEC, the Company also discussed its reserve for amounts owed to it by HBII, In March 2008, Hanalei Bay International Investors (“HBII”), settled litigation stemming from a dispute with the current timeshare developer of the Hanalei Bay Resort over proceeds from the sale of the Hanalei Bay Resort (“HBR”) on Kauai in March 1999 to an unrelated third party.  The cash proceeds received by HBII on the closing of the sale were not sufficient to satisfy all claims of HBII’s creditors, including Castle.  As more fully set forth in Castle’s recent 10KSB Annual Report filing, Hanalei Bay International Investors (“HBII”) owed Castle $4.4 million as of December 31, 2007.  HBII intended to pay that amount from its share of proceeds owed to it pursuant to an agreement with Quintus (HBR), LLC (“HBR”).  However, HBR disputed the amount that it was indebted to HBII, and HBII filed a lawsuit to collect the amounts owed by HBR.  In March 2008, HBII and Quintus Resorts, LLC (“Quintus”), the current time share developer of the Hanalei Bay Resort, entered into a settlement agreement to resolve the litigation. In the settlement agreement, Quintus issued a 19.9% membership interest in Quintus to HBII or its designee, which included a preferred return as to the first $6.2 million of future distributions of available cash flow.

For at least the next two or three years, Quintus will be required to use all of its available cash flow to pay down the substantial indebtedness it incurred in purchasing its various timeshare resorts. Based on Quintus’s financial projection, HBII’s management believes that it is likely to receive in excess of $6.0 million from its ownership interest in Quintus and that it will utilize these funds to pay its indebtedness to Castle.

In light of such uncertainties, as required by Generally Accepted Accounting Principles (“GAAP”) the Company has established a reserve for uncollectible amounts.  The Company recorded an expense during 2007 of $954,459 and reduced additional paid in capital for $3.3 million in providing for the reserve.  In the fourth quarter, the Company reversed $150,542 in accrued Interest Income earned on the amount outstanding during 2007.

In an unrelated accounting change, the Company previously recorded “Management and Service Fees” from its properties that were operated under a Gross Contract and an offsetting amount was recorded as an expense under “Property” operating expenses.  For 2007, the Company adopted a change in the accounting for these fees and expenses.  The practice was modified to eliminate these amounts from both revenue and expense.

“Since we are just getting back out there as a visibly publicly trading company, it is important that we follow a conservative accounting approach.  We would rather be cautious  in our revenue accounting and allow for any potential uncertainties related to the HBII matter and then possibly create a pleasant surprise for our shareholders should we collect the monies we are due down the line.  It is important that we address these accounting items now even though they were not included in our expectations and guidance of our financial results for 2007.  Our efforts in obtaining the new contracts are having a positive effect on earnings and we expect that this will be evident when we announce our first quarter results in the coming days.” said Rick Wall, Chairman and CEO of the Castle Group.

2007 Financial Results

Total revenues for the year ending December 2007, increased approximately 8% to $21.0 million, compared to $19.5 million in 2006.

Annual Revenues Attributed from Properties increased 6% year over year, to $18.4 million for 2007, while management and service revenues grew 21% year over year, to approximately $2.2 million.  These increases reflect the addition of six new property contracts during 2007, modest increases in rates and occupancy at some of the properties under Castle’s management, and the strengthening of the New Zealand dollar.

Part of the increase in Operating Expenses was reflected in administrative and general expenses that increased by $1.6 million for the year ended December 31, 2007.  Part of these increases is a result of costs related to Castle’s ongoing expansion into Thailand and other Pacific Basin and Asian vacation destinations.  In addition, the Company incurred legal, consulting, accounting and related costs as a result of bringing the Company’s SEC filings current which allowed the Company’s common stock to begin actively trading on the OTCBB in December. Both of these initiatives were successful during 2007.  In addition, the Company recognized an expense of $954,459 as part of an adjustment in the carrying value of the receivable from HBII as a result of the settlement of legal matters between the current timeshare developers of Hanalei Bay Resort and HBII.

The Company recorded a net loss of $1.1 million or $0.12 per share for 2007, as compared to net income of $0.4 million or $0.04 per share in the year-earlier period.

For more information see the Company’s 10-KSB for the year ending December 31, 2007, as filed with the Securities and Exchange Commission.

Plans for Growth

Over the last several months, Castle has adopted a strategic plan to further expand in Hawaii, Micronesia, New Zealand, Thailand and Vietnam, as well as in other regions throughout the Pacific and Asia.

Commenting on the Company’s growth initiatives, Alan Mattson, COO of The Castle Group, Inc. said, “We believe that there are significant opportunities to expand Castle’s operations both in the markets it currently serves, as well as other Pacific Basin and Asian vacation destinations, including Vietnam.  Consequently, over the last several quarters we have announced new key management appointments and promotions as part of our strategic plan to position Castle for significant growth within our current markets and to capitalize on the emerging growth opportunities particularly within the Asian markets.

In 2007, Castle formed its Thailand division to support its new business initiatives in Thailand and in January 2008, the Company announced the appointment of Mr. Robert

Wu to its Board of Directors and to the post of Executive Vice President of Asian Development for its Castle Resorts & Hotels subsidiary.

Chairman and CEO of The Castle Group, Inc., Rick Wall commented, “ We are very excited about what we see happening with the growth of our Company. We just recently returned from a development trip to both Thailand and Vietnam, and we expect to sign numerous new contracts with properties in both of these areas over the coming months.

About The Castle Group, Inc.

Headquartered in Honolulu, The Castle Group, Inc. provides management and related hospitality services to hotel and resort condominiums under the trade name “Castle Resorts & Hotels.”  Since 1993, Castle’s geographic presence has expanded from the Hawaiian Islands to additional markets throughout the Asia/Pacific region, including Guam, Saipan, Thailand, and New Zealand.  Castle’s services include pre-opening technical services, customized hotel and resort operations management, state-of-the-art sales, marketing and reservations, expert property management and cost-effective renovations and interior design.  Castle offers travelers accommodations ranging from hotel guest rooms to fully equipped spacious resort condominiums.

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates, and projections of The Castle Group's management and are subject to risks and uncertainties which could cause actual results to differ from the forward looking statements.  These include, but are not limited to, risks and uncertainties outlined in the Company's periodic filings with the U.S. Securities and Exchange Commission.  The Castle Group does not assume any obligation to update the information contained in this press release.

For more information, please contact:

Company Contact:

Donna Wheeler, Senior Director of Marketing

The Castle Group

Toll-Free: 1-800-733-7753 (U.S./Canada/Guam/Saipan)(808) 524-0900

(808)524-0900

(808)521-9994 (fax)

pr@castleresorts.com

Investor Relations Contact:

Christi Mottola, Managing Partner

CCG Investor Relations

(949) 851-1109

(949) 223-0028 (fax)

Christi.Mottola@ccgir.com